UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of The
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 4, 2016
  Zap.Com Corporation
(Exact name of registrant as specified in its charter)

Nevada	76-0571159
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)
450 Park Avenue, 29th Floor New York, NY	10022
(Address of principal executive offices)	(Zip Code)
(212) 906-8555
(Registrant’s telephone number, including area code)
(Former name, former address and former fiscal year, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

❑	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

❑	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

❑	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

❑	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors of Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On January 4, 2016, Zap.com Corporation. (“Zap.Com”) appointed George C. Nicholson to the position of Senior Vice President, Chief Accounting Officer and Acting Chief Financial Officer of Zap.Com. Mr. Nicholson was also appointed as a director of Zap.Com effective as of January 4, 2016. Mr. Nicholson's appointments were made in conjunction with Mr. Thomas Williams resigning his positions with Zap.Com. Mr. Nicholson and HRG Group, Inc. (“HRG Group”), the parent company of Zap.Com, have entered into an employment agreement. Mr. Nicholson is not expected to receive separate compensation from Zap.Com.

Prior to joining HRG Group, Mr. Nicholson was employed by HGI Asset Management, a subsidiary of HRG Group, since May 2013. Prior to that, Mr. Nicholson served as Vice President and Controller of Fidelity & Guaranty Life Insurance Company, a subsidiary of HRG Group, from August 2007 through May 2013. Mr. Nicholson served as Chief Accounting Officer of Capital Bank Corporation from September 2005 to August 2007 and previously held executive positions at Nationwide Mutual Insurance Company and London Pacific Life & Annuity Company. Mr. Nicholson spent 10 years with Ernst & Young ending as a Senior Manager specializing in the energy and financial services industry. Mr. Nicholson is a Certified Public Accountant and holds a Master of Business Administration degree from the University of Kentucky and a Bachelor of Business Administration degree from Eastern Kentucky University.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ZAP.COM CORPORATION

By:	/s/ John McKeown
Name:	John McKeown
Title:	Senior Vice President and Treasurer

Dated: January 5, 2016